Exhibit 10.46

BUILDING MATERIALS HOLDING CORPORATION

1999 DEFERRED COMPENSATION PLAN
FOR EXECUTIVES

Amended November 18, 2002

i

BUILDING MATERIALS HOLDING CORPORATION
1999 DEFERRED COMPENSATION PLAN

Building Materials Holding Corporation, a Delaware Corporation (referred to hereafter as the "Employer") hereby establishes an unfunded plan for the purpose of providing deferred compensation for a select group of management and highly compensated employees.

R E C I T A L S

WHEREAS, those employees identified by the Compensation Committee of the Board of Directors of the Employer or any other committee designated by the Board of Directors of the Employer to administer this Plan in accordance with Section 8 hereof (hereinafter referred to as the "Committee") as eligible to participate in this Plan (each of whom are referred to hereafter as the "Employee" or collectively as the "Employees") are employed by Employer; and

WHEREAS, Employer desires to adopt an unfunded deferred compensation plan and the Employees desire the Employer to pay certain deferred compensation and/or related benefits to or for the benefit of Employees, or a designated Beneficiary, or both;

NOW, THEREFORE, the Employer hereby establishes this deferred compensation plan.

SECTION 1
DEFINITIONS

1.1 "Account" shall mean the separate account(s) established under this Plan and the Trust for each participating Employee. Employer shall furnish each participant with an annual statement of his or her account balance.

1.2 "Beneficiary" shall mean the Beneficiary designated by the Employee to receive Employee's deferred compensation benefits in the event of his or her death.

1.3 "Change in Control" shall have the meaning set forth in Section 5.1 of the Plan.

1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

1.5 "Committee" shall mean the Compensation Committee of the Board of Directors of the Employer or any other committee designated by the Board of Directors of the Employer to administer this Plan in accordance with Section 8 hereof.

1.6 "Effective Date" shall mean August 1, 1999.

1.7 "Eligible Compensation" shall mean projected annual compensation, determined on an annual basis by the Employer at or before the beginning of the Plan Year, which may consist of salary, bonus, and/or other cash-based or stock-based incentive payments, but which shall not include any special or non-recurring compensatory payments such as hiring bonuses, moving or relocation bonuses or automobile allowances.

1.8 "Employee" shall mean each employee of Employer designated by Employer to be entitled to deferred compensation pursuant to this Plan; references to Employee herein shall include references to an Employee's Beneficiary where the context so requires.

1.9 "Employer" shall mean Building Materials Holding Corporation, an Delaware Corporation, and any successor organization thereto.

1.10 "Hardship" shall have the meaning set forth in Section 3.5 of the Plan.

1.11 "Plan Year" shall mean the year beginning each January 1 and ending December 31; provided, however, that the initial Plan Year shall consist of the period commencing August 1, 1999, and ending December 31, 1999.

1.12 "Plan" shall mean the Building Materials Holding Corporation 1999 Deferred Compensation Plan.

1.13 "Permanent Disability" shall mean that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or otherwise meets the definition of "Permanent Disability" as set forth in the Employer's Long Term Disability Plan. An Employee will not be considered to have a Permanent Disability unless he or she furnishes proof of such condition sufficient to satisfy the Employer, in its sole discretion.

1.14 "Trust" or "Trust Agreement" shall mean the Building Materials Holding Corporation 1999 Deferred Compensation Plan Trust Agreement, including any amendments thereto, entered into between the Employer and the Trustee to carry out the provisions of the Plan.

1.15 "Trust Fund" shall mean the cash and other assets and/or properties held and administered by Trustee pursuant to the Trust to carry out the provisions of the Plan.

1.16 "Trustee" shall mean the designated Trustee acting at any time under the Trust.

1.17 "Year of Employment" shall mean any twelve (12) consecutive month period in which an Employee is employed by Employer for more than 1,000 hours of service, commencing with the Employee's date of hire.

SECTION 2
ELIGIBILITY

2.1 Eligibility. For any Plan Year, eligibility to participate in the Plan shall be limited to key management Employees of the Employer who have Eligible Total Compensation in excess of $100,000 for the prior or estimated upcoming Plan Year. To the extent that the number of Employees eligible to participate in the Plan exceeds 2% of the Employer’s total employee population, then those eligible Employees with the lowest Eligible Compensation in the prior Plan Year shall not be eligible for that Plan Year. The Committee shall designate Employees who shall be covered by this Plan in a separate Acknowledgment (in the form attached hereto as Appendix 1) for each such Employee. Participation in the Plan shall commence as of the date such Acknowledgment is signed by the Employee and delivered to the Employer, provided that deferral of compensation under the Plan shall not commence until the Employee has complied with the election procedures set forth in Section 3.3. Nothing in the Plan or in the Acknowledgment should be construed to require any contributions to the Plan on behalf of the Employee by Employer.

SECTION 3
DEFERRED COMPENSATION

Section 3.1 Deferred Compensation.

(a) Each participating Employee may elect, in accordance with Section 3.3 of this Plan, to defer annually the receipt of a portion of the compensation otherwise payable to him or her by Employer during each year or portion of a year that the Employee shall be employed by the Employer. Any compensation deferred pursuant to this Section shall be recorded by the Employer in an Account, maintained in the name of the Employee, which Account shall be credited with a dollar amount equal to the total amount of compensation deferred during each Plan Year under the Plan together with earnings thereon credited in accordance with Section 3.7. The amount or percentage of compensation that Employee elects to defer under this Section 3.1 will remain constant for the year of the election, and will continue in force for each successive year until or unless suspended or modified by the filing of a subsequent election with the Employer by the Employee in accordance with Section 3.3 of the Plan. All deferrals pursuant to this Section 3.1 shall be fully vested at all times. Deferral elections shall be subject to a minimum dollar and maximum percentage amounts as follows: (i) the minimum annual deferral amount, which must be withheld from base salary, is $5,000, and (ii) the maximum deferral percentage amount is 80% of Eligible Compensation.

(b) Except as provided in paragraph (c) of this Section 3.1, Employer shall not be obligated to make any contribution to the Plan on behalf of any Employee at any time. Employer may make discretionary contributions to the Plan on behalf of one or more Employees. Employer contributions made to the Plan, if any, shall be determined in the sole and absolute discretion of the Employer, and may be made without regard to whether the Employee to whose Account such contribution is credited has made, or is making, contributions pursuant to Section 3.1(a). The Employer shall not be bound or obligated to apply any specific formula or basis for calculating the amount of any Employer contributions and Employer shall have sole and absolute discretion as to the allocation of Employer contributions among Employee Accounts. The use of any particular formula or basis for making a contribution in one year shall not bind or obligate the Employer to use such formula or basis in any other year. Employer contributions may be subject to a substantial risk of forfeiture in accordance with the terms of a vesting schedule, which may be selected by the Employer in its sole and absolute discretion.

(c) To the extent that any Employee participating in this Plan has elected to make contributions to the Employer’s qualified 401(k) plan that the Employer projects to be in excess of limitations imposed under the Code’s non-discrimination rules or other contribution limitations applicable to such plans (an “excess 401(k) contribution”), the Employer shall not make such contributions to the 401(k) plan, but rather shall deposit any such contribution directly to the Employee’s Account in this Plan. If any such contribution is made by the Employer, the Employer also shall contribute to the Employee’s Account in the Plan any matching contributions that Employer would have been obligated to make to the Employee’s 401(k) account if the excess 401(k) contribution had been made to the Employee’s 401(k) plan account.

(d) Employees eligible for the officer Long Term Incentive Plan may elect to defer monies received as a result of that plan into the deferred compensation plan. Such deferral determination must be made in the month of December prior to the final year of the cycle that determines the ultimate pay out of the plan. An employee may also decide to convert all, or a portion of, their pay out to BMHC stock which will be issued in their name in an amount based on the market price on the day that the compensation committee of the board approves the pay out. Such decision to convert part of the deferral to stock must also be made prior to the final year of the cycle. Distribution election for the stock must be for the entire amount of stock deferred for that year following at least one year of deferral.

3.2 Payment Of Account Balances.

(a) The Employee shall elect whether he or she will receive distribution of his or her entire Account or a portion of their account, in percentages or dollars: (i) upon reaching a specified age, (ii) upon passage of a specified number of years, or (iii) upon termination of employment of Employee with Employer, as elected by Employee in accordance with Appendix 2. The Employee shall also elect to receive all amounts payable to him or her in a lump sum or in equal monthly installments over a designated period of five or ten years, pursuant to the provisions of paragraph (e) of this Section. Any changes to such elections regarding the time and form of distribution shall be required prior to the year of participation and must be in affect for at least one year prior to a distribution while continuously employed. If the eligible employee’s most recent change of payment designation has not been filed one (1) calendar year prior to the year in which the employee ceases as an employee of the Company, the prior election shall be used to determine the form of payment. These elections shall be made in accordance with Section 3.3 of this Plan.

(b) Distributions shall be made to the maximum extent allowable under the election made by Employee, except that no distribution shall be made to the extent that the receipt of such distribution, when combined with the receipt of all other "applicable employee remuneration" (as defined in Code Section 162(m)(4)), would cause any remuneration received by the Employee to be nondeductible by the Employer under Code Section 162(m)(1). The portion of any distributable amount that is not distributed by operation of this Section 3.2(b) shall be distributed in subsequent years in the manner elected by the Employee until the Employee's Account has been fully liquidated. For Employees who have elected to receive payment over five or ten years, the five- or ten-year period (whichever is applicable) shall be automatically extended, when necessary to satisfy the requirements of this subsection, for one-year periods until all Account balances have been distributed.

(c) Upon termination of Employee's employment with Employer by reason of death or Permanent Disability prior to the date when payment of Account balances otherwise would commence under the provisions of Section 3.2(a), Employee or Employee's designated Beneficiary will be entitled to receive all amounts credited to the Account(s) of Employee as of the date of his or her death or Permanent Disability (notwithstanding any election to receive distributions under clause (i) of Section 3.2(a)). Upon termination of Employee's employment with Employer by reason other than death or Permanent Disability prior to the date when payment of Account balances otherwise would commence under the provisions of Section 3.2(a), the Employer may, in the sole discretion of the Committee, distribute to Employee or Employee's designated Beneficiary all amounts credited to the Employee's Account as of the date of such termination (notwithstanding any election to receive distributions under clause (i) of Section 3.2(a)). Said amounts shall be payable in a lump sum or in installments over a designated period of years, pursuant to the provisions of paragraph (e) of this Section.

(d) Upon the death of Employee prior to complete distribution to him or her of the entire balance of his or her Account (and after the date of termination of employment with Employer), the balance of his or her Account(s) on the date of death shall be payable to Employee's designated Beneficiary pursuant to paragraph (e) of this Section.

(e) The Employer shall distribute or direct distribution of the balance of amounts previously credited to Employee's Account, including earnings (if any) credited thereto pursuant to Section 3.7, in a lump sum, or in monthly installments over a period of five (5) years or ten (10) years as Employee shall designate. Distribution shall be made or commence on the first day of the month next following: (i) the date specified in clause (i) of Section 3.2(a), if the Employee has elected to receive distribution under such clause, (ii) the date upon which Employee's employment with Employer terminates in the event of a distribution pursuant to paragraphs (a) or (c) of this Section 3.2 (other than a distribution governed by clause (i)), or (iii) the date of Employee's death in the event of a distribution pursuant to paragraph (d) of this Section 3.2. Subsequent installments, if any, shall be made on the first day of each month following the first installment as determined by Employer. The amount of each installment shall be calculated by dividing the Account balance as of the date of the distribution by the number of installments remaining pursuant to the Employee's distribution election. Each such installment, if any, shall take into account interest or other earnings credited to the Employee's balance of the Account remaining unpaid. The Employee's distribution election shall be in the form attached hereto as Appendix 2.

(f) An Employee (or, after an Employee's death, his or her Beneficiary) may elect, at any time, to withdraw all or part of his or her Account balance less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the "Withdrawal Amount"). This election can be made at any time, before or after Retirement, Permanent Disability, death or termination of employment, and whether or not the Employee (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule. The Employee (or his or her Beneficiary) shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The Employee (or his or her Beneficiary) shall be paid the Withdrawal Amount within 20 days of his or her election. Once the Withdrawal Amount is paid, the withdrawal penalty shall be permanently forfeited.

3.3 Election To Defer Compensation. Each election of an Employee to defer compensation as provided in Section 3.1 of this Plan shall be in writing, signed by the Employee, and delivered to Employer, together with all other documents required under the preceding provisions of this Plan to be submitted herewith, at least twenty (20) days prior to the beginning of the Plan Year in which the compensation to be deferred is otherwise payable to Employee; provided, however, that an Employee who is hired or promoted during a Plan Year to a position of eligibility for participation in the Plan shall have twenty (20) days from the date of such hiring or promotion in which to submit the required election documents for the then-current Plan Year. For the Plan Year beginning August 1, 1999 only, each Employee shall have until August 31, 1999, in which to make an election for that Plan Year. Such election (and any subsequent election) will continue until suspended or modified in writing delivered by Employee to Employer, which new election shall only apply to compensation otherwise payable to Employee after the end of the Plan Year in which such election is delivered to Employer. Any deferral election made by Employee shall be irrevocable with respect to any compensation covered by such election, including compensation payable in the Plan Year in which the election suspending or modifying the prior deferral election is delivered to Employer. Absent a suspension, modification, or subsequent annual election, such original election shall remain in effect from year to year until the date for distribution of the Employee's Account elected under Section 3.1. The Employer shall withhold the amount or percentage of base salary specified to be deferred in equal amounts for each payroll period and shall withhold the amount or percentage of cash bonus specified to be deferred at the time or times such bonus is or otherwise would be paid to the Employee. For purposes of this Section and Appendix 3 hereto, "base salary" means an Employee's regular annual compensation for a Plan Year, determined as of the first day of that year, excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, and other special compensation, before reduction for compensation deferred pursuant to all qualified and non-qualified plans of the Employer. The election to defer compensation shall be in the form attached as Appendix 3. For purposes of this Section and Appendix 3 hereto, "cash bonus" shall mean amounts (if any) awarded under the annual bonus policy maintained by the Company,any commissions earned on sales and any payments made under the company’s Long Term Incentive Plan.

3.4 Payment Upon Change in Control. Notwithstanding any other provisions of this Plan, the aggregate balances credited to and held in the Employee's Accounts shall be distributed to the Employee in a lump sum within ten (10) days of a Change in Control, as defined in Section 5.1.

3.5 Hardship. (a) An Employee may apply for distributions from his or her Accounts to the extent that the Employee demonstrates to the reasonable satisfaction of the Committee that he or she needs the funds due to Hardship. For purposes of this Section 3.5, a distribution is made on account of Hardship only if the distribution is made on account of an unforeseeable immediate and heavy financial need of the Employee and is necessary to satisfy that financial need. Whether an Employee has an immediate and heavy financial need shall be determined by the Committee based on all relevant facts and circumstances, and shall include, but not be limited to: the need to pay funeral expenses of a family member; the need to pay expenses for medical care for Employee, the Employee's spouse or any dependent of Employee; or payments necessary to prevent the eviction of Employee from Employee's principal residence or foreclosure on the mortgage on that residence. A Hardship distribution shall not exceed the amount required to relieve the financial need of the Employee, nor shall a Hardship distribution be made if the need may be satisfied from other resources reasonably available to the Employee. For purposes of this paragraph, an Employee's resources shall be deemed to include those assets of the Employee's spouse and minor children that are reasonably available to the Employee. Prior to approving a Hardship distribution, Employer shall require the Employee to certify in writing that the Employee's financial need cannot reasonably be relieved:

(i) through reimbursement or compensation by insurance or otherwise;

(ii) by liquidation of the Employee's assets (excluding only the Employee's principal residence);

(iii) by cessation of elective contributions or Employee contributions under the Plan; or

(iv) by other distributions or nontaxable (at the time of the loan) loans from plans maintained by the Employer or by any other employer, or by borrowing from commercial sources on reasonable commercial terms, in an amount sufficient to satisfy the need.

(b) Any Employee receiving a Hardship distribution under this section shall be ineligible to defer any additional compensation under the Plan until the first day of the month following the two-year anniversary of the date of the distribution.

3.6 Employee's Rights Unsecured. The right of the Employee or his or her designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Employer, and neither the Employee nor his or her designated Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of the Employer, except as otherwise provided in the Trust.

3.7 Investment of Contribution.

(a) The investment options available to each Employee shall be determined by the Employer and set forth in a separate written document, a copy of which shall be attached hereto and by this reference is incorporated herein. Each Employee shall have the sole and exclusive right to direct the Trustee as to the investment of his or her Accounts in accordance with policies, procedures and documentation implemented by the Trustee. Employer shall not be liable for any investment decision made by any Employee while such funds are held by the Trustee.

(b) All amounts credited to an Account shall be credited with the actual earnings (hereinafter and previously sometimes referred to as "interest or other earnings") generated by such amounts, from investments made by the Trustee, until the Account has been fully distributed to the Employee or to the Beneficiary designated by the Employee in a writing delivered to the Employer.

(c) Employer shall credit interest or other earnings on investment of amounts in any and all Accounts to the respective Accounts on the date received until final distribution of the Accounts.

SECTION 4
DESIGNATION OF BENEFICIARY

4.1 Designation of Beneficiary. Employee may designate a Beneficiary or beneficiaries to receive any amount due hereunder by Employee via written notice thereof to Employer at any time prior to his or her death and may revoke or change the Beneficiary designated therein without the Beneficiary's consent by written notice delivered to Employer at any time and from time to time prior to Employee's death, provided that any such designation or change of designation naming a Beneficiary other than a married Employee's spouse shall be effective in the case of an Employee resident in a community property state only if spousal consent is provided. If Employee shall have failed to designate a Beneficiary, or if no such Beneficiary shall survive him or her, then such amount shall be paid to his or her estate. Designations of Beneficiaries shall be in the form attached hereto as Appendix 4.

SECTION 5
CHANGE IN CONTROL

5.1 Change in Control. For purposes of this Trust, a "Change of Control" means the happening of any of the following:

(i) When any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act (other than the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

(ii) The occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into another corporation.

(iii) Any liquidation or dissolution of the Company.

SECTION 6
TRUST PROVISIONS

6.1 Trust Agreement. The Employer may establish the Trust for the purpose of retaining assets set aside by Employer pursuant to the Trust Agreement for payment of all or a portion of the amounts payable pursuant to the Plan. Any benefits not paid from the Trust shall be paid from Employer's general funds, and any benefits paid from the Trust shall be credited against and reduce by a corresponding amount the Employer's liability to Employees under the Plan. All Trust Funds shall be subject to the claims of general creditors of the Employer in the event the Employer is Insolvent as defined in Section 3 of the Trust Agreement. The obligations of the Employer to pay benefits under the Plan constitute an unfunded, unsecured promise to pay and Employees shall have no greater rights than general creditors of the Employer.

SECTION 7
AMENDMENT AND TERMINATION

7.1 Amendment. The Committee shall have the right to amend this Plan at any time and from time to time, including a retroactive amendment. Any such amendment shall become effective upon the date stated therein, and shall be binding on all Employees, except as otherwise provided in such amendment; provided, however, that said amendment shall not affect benefits adversely to the affected Employee without the Employee's written approval. Benefits accruing to an Employee pursuant to any employment agreement in effect between Employer and Employee which entitles the Employee to participate in and to certain rights under this Plan shall not be affected by an amendment of this Plan.

SECTION 8
ADMINISTRATION

8.1 Administration. The Committee shall administer and interpret this Plan in accordance with the provisions of the Plan and the Trust Agreement. Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under this Plan.

8.2 Liability of Committee; Indemnification. To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own bad faith or willful misconduct.

8.3 Expenses. The costs of the establishment of the Plan and the adoption of the Plan by Employer, including but not limited to legal and accounting fees, shall be borne by Employer. The expenses of administering the Plan shall be borne by the Trust; provided, however, that Employer shall bear, and shall not be reimbursed by, the Trust for any tax liability of Employer associated with the investment of assets by the Trust.

SECTION 9
GENERAL AND MISCELLANEOUS

9.1 Rights Against Employer. Except as expressly provided by the Plan, the establishment of this Plan shall not be construed as giving to any Employee or to any person whomsoever, any legal, equitable or other rights against the Employer, or against its officers, directors, agents or shareholders, or as giving to any Employee or Beneficiary any equity or other interest in the assets, business or shares of Employer stock or giving any Employee the right to be retained in the employment of the Employer. All Employees shall be subject to discharge (with or without cause) to the same extent they would have been if this Plan had never been adopted. The rights of an Employee hereunder shall be solely those of an unsecured general creditor of the Employer.

9.2 Assignment or Transfer. No right, title or interest of any kind in the Plan shall be transferable or assignable by any Employee or Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Employee or Beneficiary. Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

9.3 Severability. If any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

9.4 Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.

9.5 Governing Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Delaware unless superseded by federal law, which shall govern correspondingly.

9.6 Payment Due to Incompetence. If the Committee receives evidence that an Employee or Beneficiary entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment, the Committee may, in its sole and absolute discretion, direct the payment to any other person or Trust which has been legally appointed by the courts.

9.7 Taxes. All amounts payable hereunder shall be reduced by any and all federal, state, and local taxes imposed upon Employee or his or her Beneficiary which are required to be paid or withheld by Employer. The determination of Employer regarding applicable income and employment tax withholding requirements shall be final and binding on Employee.

9.8 Insurance. In the event that any Employee elects, in his or her sole discretion, to independently purchase an insurance policy covering the inability of the Plan or the Trust to make any payments to which Employee is entitled under the Plan or the Trust, the Employer shall use its best efforts to facilitate the payment by Employee of any applicable excise taxes which become due as the result of the payment of premiums under such policy. Nothing contained herein shall be construed as an endorsement by the Employer of the purchase of such a policy or a recommendation by the Employer that the purchase of such a policy is necessary or desirable as the result of Employee's participation in the Plan.

9.9 Attorney's Fees. Employer shall pay the reasonable attorney's fees incurred by any Employee in an action brought against Employer to enforce Employee's rights under the Plan, provided that such fees shall only be payable in the event that the Employee prevails in such action.

APPENDIX 1

ACKNOWLEDGMENT

The undersigned Employee hereby acknowledges that Employer has selected him or her as a participant in the Building Materials Holding Corporation 1999 Deferred Compensation Plan as amended, subject to all terms and conditions of the Plan, a copy of which has been received, read, and understood by the Employee in conjunction with executing this Acknowledgment. Employee acknowledges that he or she has had satisfactory opportunity to ask questions regarding his or her participation in the Plan and has received satisfactory answers to any questions asked. Employee also acknowledges that he or she has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of participation in the Plan. Employee understands that his or her participation in the Plan shall not begin until this Acknowledgment has been signed by Employee and returned to Employer.

Dated:

Print Name:

Signed:
Employee

Dated:
BUILDING MATERIALS HOLDING CORPORATION

Signed:
[Officer]

APPENDIX 2

DISTRIBUTION ELECTION

Pursuant to Section 3.3 of the Building Materials Holding Corporation 1999 Deferred Compensation Plan as amended (the "Plan"), I hereby elect to have all amounts credited to my Account during the period of my participation in the Plan, together with any interest or other earnings credited thereon, distributed to me on the terms elected below:

I elect to have any distributions of money covered by this election paid to me:

Deferred Compensation Plan	Long-Term Incentive Plan (2005 Payout)
_______ upon reaching age: _____	_______ upon reaching age: _____
_______ upon the passage of ______ years	_______ upon the passage of ______ years
_______ upon termination of employment	_______ upon termination of employment

I elect to have any distribution of money covered by this election to receive distribution paid to me in:

Deferred Compensation Plan	Long-Term Incentive Plan (2005 Payout)

_______	_______	A lump sum

_______	_______	An annuity of sixty (60) monthly installments determined as of each installment date by dividing the entire amount in my Account (including interest and other earnings) by the number of installments then remaining to be paid.

_______	_______	An annuity of one hundred twenty (120) monthly installments determined as of each installment date by dividing the entire amount in my Account (including interest and other earnings) by the number of installments then remaining to be paid.

Dated:

Print Name:

Signed:

APPENDIX 3

EXECUTIVE

ELECTION OF DEFERRAL

I elect, pursuant to Section 3.1 of the Building Materials Holding Corporation 1999 Deferred Compensation Plan (the "Plan"), to make the following deferral(s) with respect to compensation earned during the Plan Year beginning January 1, 2004 and ending December 31, 2004:

Deferred Compensation Plan

____% of base salary (even %), or

____% of any cash bonus (even %) paid to me by Employer, or

$____ of any cash bonus paid to me by Employer

Long-Term Incentive Plan (2005 Payout)

$_____ or _____% of any payment from a Long Term Incentive Plan and/or

$_____ or _____% of any payment from a Long Term Incentive Plan that I wish to have converted to BMHC stock and deferred in accordance with my instructions.

This election shall take effect for the Plan Year beginning January 1, 2004. It may be terminated or modified by me only with written notice. If termination is not submitted by the last day of any Plan Year, the election shall take effect for the Plan Year following and shall remain in effect for each successive Plan Year until a termination, modification or subsequent election is submitted. The deferral of compensation hereby elected is subject to all of the terms and conditions of the Plan and of the Building Materials Holding Corporation 1999 Deferred Compensation Plan Trust Agreement as amended, copies of which I have been given by the Employer, and which I have read and understood.

Dated:

Print Name:

Signed:

APPENDIX 4

BENEFICIARY DESIGNATION

In the event I should die prior to the receipt of all money accrued to my credit under this election, I elect to have the balance paid to the following named individual(s) in the following percentages(s):

______%

______%

______%

Dated:

Print Name:

Signed:

To be completed only where any above named beneficiary is not my spouse:

I, as the spouse of ____________, do hereby consent to designation of any beneficiary that might in any way impair my rights under applicable state law, including but not limited to, laws relating to Community Property, Wills, Trusts, and Intestacy.

Dated:

Print Name:

Signed: